Exhibit 99.1

December 30, 2011

Dear Shareholder:

This letter summarizes the Behringer Harvard Opportunity REIT I’s activities in the third quarter of 2011 and subsequent periods, and the recently announced estimated valuation. It is being sent to you in lieu of the usual Third Quarter Summary Report.

In accordance with the Opportunity REIT’s Amended and Restated Policy for Estimation of Common Stock Value, on December 30, 2011, our board of directors has established an estimated per-share valuation of our common stock of $4.12 per share. This estimated per-share value assumes the sale of all of the Opportunity REIT’s assets as of January 1, 2012. We do not intend to sell these assets on January 1, 2012 and believe that the final nominal value will be greater than this point-in-time valuation.

As part of its valuation process, the company obtained the opinion of an independent third party, Robert A. Stanger & Co., Inc., a nationally recognized investment banking firm specializing in real estate, REITs, and direct participation programs, that, from a financial point of view, the estimated value per share is reasonable and was prepared in accordance with appropriate methods for valuing real estate.

As noted in our estimated valuation policy, the estimated per-share value may not reflect the amount you would obtain if you were to sell your shares or if we liquidated our assets — the proceeds from such actions could possibly be higher or lower than the estimated per-share value. For a detailed description of the valuation methodologies used by the Opportunity REIT and other limitations related to the estimated valuation, please refer to our Current Report on Form 8-K that was filed with the Securities and Exchange Commission on December 28, 2011, a copy of which is available without charge at www.sec.gov or at www.behringerharvard.com.

The new estimated per-share value reflects the current challenging economic climate that continues to impact the real estate and capital markets, and opportunistic investing in particular. The new per-share value compares with an estimated per-share value of $7.66 as of December 31, 2010. This new estimated per-share value is reported on your included account statement. An opportunity-style REIT like ours generally acquires assets with the intention of spending capital to enhance and reposition these assets for appreciation. However, the difficult economic and capital market conditions of recent years have severely impacted valuations in a broad range of real estate classes, including the “legacy” assets in which the Opportunity REIT invested prior to the collapse of the economy in October 2008. Especially impacted by the recent economic and capital markets turmoil have been assets acquired for development. The lack of either capital or opportunistic buyers is significantly impacting the values of these types of assets at this point in time. In addition, the new estimated value reflects the 2011 sales of five properties (12600 Whitewater, 2603 Augusta, GrandMarc at Westberry Place, Crossroads, and Regency Center) the proceeds from which were primarily used for the Opportunity REIT’s operating needs and to repay debt.

Many in the real estate industry did not anticipate the onset, extent or depth of the economic and real estate recessions, including the fragility of the domestic and global economies, the downgrade of the U.S. Government’s credit rating, the debt ceiling impasse in Congress, and the European banking and sovereign debt crisis. Due to the economic stress of recent years, our original underwriting assumptions for the portfolio were not achieved, as key variables, such as leasing activity, growth in rental rates, occupancy rates, land sales, and development project returns failed to meet their forecasts. Against this backdrop, below is a brief update on several of our remaining properties and some of the key actions we took during 2011 to create better value for shareholders:

Frisco Square — During the third quarter, we began marketing for sale a large part of the operating properties and adjacent undeveloped land representing three of the five property blocks in this mixed-use project. We also extended to January 2012 the debt associated with this project. We are currently developing a strategy to refinance or pay off this debt when it matures. With the current lack of capital available to buyers of development properties, Frisco Square’s value has declined from a year ago.

15601 Dallas Parkway, Suite 600 Addison, Texas 75001- 6026 www.behringerharvard.com Main: 866.655.3600 (toll-free) Fax: 866.655.3610 (toll-free)

Santa Clara Tech Center — During the third quarter, we renewed and extended the two-building lease with the sole tenant, Hitachi Data Systems. We plan to market these buildings for sale in 2012. The year-over-year decline in the valuation for this asset is partially due to a change in our joint venture partner’s long-term plans for the third building in the property. As a result, we have shortened our expected holding period for this asset and reduced our originally forecasted returns accordingly.

Rio Salado — During the fourth quarter, we began work to complete the infrastructure on this business development property. We are restarting our marketing of the site to users and prospective build-to-suit tenants. The slow recovery in the Phoenix industrial market has caused us to reduce our forecasts for Rio Salado compared with last year.

Chase Park Plaza Hotel and Private Residences — During the fourth quarter, we refinanced the maturing acquisition and development loan with new three-year debt. In addition, during 2011 we have sold 12 condo units for a total of $8.9 million, which was used to fully repay the principal balance of the condo construction loan and pay down the new debt. We continue to own the hotel and believe this new three-year financing will enable us to take advantage of future increases in this property’s valuation, which may be greater than is included in this valuation.

Royal Island — During the fourth quarter, we initiated a transfer of ownership of the project to the Opportunity REIT. We anticipate an orderly and cooperative transition that should be completed in the first quarter of 2012. Following the transfer, we plan to explore strategic options including sale or recapitalization. Royal Island’s value is heavily contingent on bringing in new debt and equity to restart the marketing and development of the island. The value for Royal Island included in the new valuation assumes a sale today without any new capitalization. The continuing goal of the Opportunity REIT is to recapitalize this project. However, until economic conditions stabilize, such recapitalization is speculative.

Central Europe Portfolio — Recent events in the Eurozone have caused the current valuation of this asset to fall dramatically compared with a year ago when the European economy appeared to be on the rebound. Our intent is to hold this asset until there is a recovery in the Eurozone.

Despite the challenging environment in 2011, the Opportunity REIT should benefit from several positive developments:

Northpoint Central — As a result of our successful leasing activities during 2011, occupancy improved at this mid-rise office building and its valuation increased compared with 2010. We plan to market this asset for sale during the next 12-24 months.

Bowen Road — Because of the increased probability of a lease renewal with the sole tenant, the value of this data center project increased compared with last year. We expect to market this property for sale during the next 12-24 months.

Tanglewood at Voss — This multifamily property’s valuation increased compared with 2010 because of a reduction in rental concessions and a decrease in market capitalization rates for buyers of multifamily assets. We plan to market this asset for sale during 2012.

Reduction in advisory fees — Effective January 1, 2012, our advisor, Behringer Harvard Opportunity Advisors I, LLC, agreed to reduce the asset management fees that we pay to an annualized rate of 0.60% of our aggregate asset values from the current rate of 0.75%, a permanent 20% reduction in the rate. At the Opportunity REIT’s current asset size, this equates to a savings of approximately $1 million on an annualized basis. As the Opportunity REIT continues in its disposition phase and the asset base declines over time, the dollar amount of savings will reduce accordingly.

In this difficult environment, we are pursuing a strategic plan to add value to the portfolio and eventually return as much investor capital as possible. We are continuing to prudently dispose of properties in the portfolio and expect to dispose of most of the portfolio by the end of 2013. In the near term, we are using the sale proceeds for reinvestment (such as maintenance, repairs and replacements, building renovations, and other improvements) in the existing portfolio properties to enhance their valuations. We are continuing to conserve liquidity, which helps us pay for the leasing commissions and tenant improvements associated with our efforts to increase the occupancy rates of our properties and increase their values to potential buyers. In addition, we are continuing to work to pay down debt associated with our properties and work with our lenders to extend the maturities of existing debt, as well as identify potential new sources of capital.

Investor Web/Conference Call

On April 5, 2012, at 1:00 p.m. Central Time, Behringer Harvard Opportunity REIT I, Inc., will host a web/conference call to discuss the Opportunity REIT’s fourth quarter 2011 financial highlights and also provide a program update. To view the presentation online, please go to: http://www.behringerharvard.com/op1q4.

You may also participate in the call by dialing 866.952.2663. The conference ID number is: 26423962.

If you have any questions about your investment, please contact your financial advisor or call our investor services line toll-free at 866.655.3650.

Sincerely,

/s/ Robert M. Behringer	/s/ Robert S. Aisner
Robert M. Behringer	Robert S. Aisner
Chairman of the Board	Chief Executive Officer and President

Forward-looking statements that were true at the time made may ultimately prove to be incorrect or false. Behringer Harvard Opportunity REIT I, Inc. (the “REIT”) cautions investors not to place undue reliance on forward-looking statements, which reflect the REIT’s management’s view only as of the date of this letter. The REIT undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results. Factors that could cause actual results to differ materially from any forward-looking statements made in this letter include changes in general economic conditions, changes in real estate conditions, construction costs that may exceed estimates, construction delays, increases in interest rates, lease-up risks, inability to obtain new tenants upon the expiration of existing leases, and the potential need to fund tenant improvements or other capital expenditures out of operating cash flow. The forward-looking statements should be read in light of the risk factors identified in the “Risk Factors” section of the REIT’s Annual Report on Form 10-K for the year ended December 31, 2010, as filed with the SEC and the risks identified in Part II, Item 1A of its subsequent quarterly reports on Form 10-Q as filed with the SEC. The REIT’s filings are available free of charge at the SEC’s website at www.sec.gov or at the website maintained for the REIT at www.behringerharvard.com.